Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089

United States

大成 Salans FMC SNR Denton McKenna Long

dentons.com

August 30, 2021

electroCore, Inc.

150 Allen Road, Suite 201

Basking Ridge, New Jersey 07920

Re: Sale of Shares of Common Stock registered pursuant to Registration Statement on Form S-3 (File No. 333-232655)

Ladies and Gentlemen:

We have acted as counsel to electroCore, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-232655 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated as of August 30, 2021 (the “Prospectus Supplement”), under which the Company offered 952,380 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares are being sold pursuant to a securities purchase agreement dated as of August 30, 2021, by and among the Company and Dentons US LLP (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed necessary under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant, that the Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the consideration therefor, in the manner contemplated by the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

electroCore, Inc. August 30, 2021 Page 2	Salans FMC SNR Denton dentons.com

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than Delaware general corporation law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours, /s/ Dentons US LLP